Exhibit 99.5
INDEX TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Condensed Balance Sheet	3
Unaudited Pro Forma Combined Condensed Statements of Operations	4
Notes to Unaudited Pro Forma Combined Condensed Financial Statements	6

UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL INFORMATION
     The following unaudited pro forma combined condensed financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the acquisition of Price Gregory Services, Incorporated (Price Gregory) by Quanta Services, Inc. (Quanta) on October 1, 2009, with Quanta being considered the acquiring corporation. In connection with the acquisition, Quanta issued 10,939,933 shares of Quanta common stock valued at $231.8 million on the date of closing and paid approximately $95.8 million in cash as consideration for all of the outstanding shares of stock of Price Gregory, with $0.5 million in cash and 1,531,640 shares of the Quanta common stock being placed into an escrow account. The escrow account will be maintained for a period of up to eighteen months and will be used for the settlement of any claims asserted by Quanta against the former shareholders of Price Gregory. The pro forma financial information was prepared using the historical consolidated financial statements of Quanta and Price Gregory. Price Gregory was formed in conjunction with the combination of H.C. Price Company (H.C. Price) and Gregory & Cook Construction, Inc., on January 31, 2008 with H.C. Price considered the predecessor company and therefore, the pro forma financial information for the year ended December 31, 2008 includes financial information for H.C. Price for the one month ended January 31, 2008 combined with the financial information of Price Gregory for eleven months ended December 31, 2008.
     The unaudited pro forma combined condensed balance sheet as of June 30, 2009 combines the historical consolidated balance sheets of Quanta and Price Gregory as of June 30, 2009 and gives effect to the acquisition as if it occurred on June 30, 2009. The unaudited pro forma combined condensed statements of operations for the fiscal year ended December 31, 2008, including one month of operations from H.C. Price, and for the six months ended June 30, 2009 combine the historical condensed consolidated statements of operations of Quanta and Price Gregory, and give effect to the acquisition as if it occurred on January 1, 2008. The unaudited pro forma combined condensed financial information includes adjustments to give effect to pro forma events that are directly attributable to the acquisition and factually supportable.
     The pro forma adjustments are preliminary due to the recent closing of the merger and have been made solely for purposes of developing the pro forma financial information necessary to comply with the requirements of the SEC. The acquisition’s impact on the actual results reported by the combined company in periods following the acquisition may differ significantly from that reflected in these pro forma financial statements for a number of reasons. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the acquisition been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.
     The pro forma financial information is based on assumptions and adjustments, including assumptions related to the allocation of the purchase price to the underlying tangible and intangible assets and liabilities acquired from Price Gregory based on their respective fair market values. The final purchase price allocation will differ from that reflected in the pro forma financial statements after valuation procedures and amounts recorded in connection with the purchase price allocation are finalized. The purchase price allocation included in the pro forma financial information is based on information that was available to the management of Quanta and Price Gregory at the time this pro forma financial information was prepared. Accordingly, the purchase price allocation will change and the impact of such changes could be material. Certain adjustments have been made to the historical Price Gregory balance sheet and statements of operations to conform to Quanta’s accounting policies, and certain historical Price Gregory account balances have been reclassified to conform to Quanta’s presentation. You should read this information in conjunction with the:
•	Accompanying notes to these unaudited pro forma combined condensed financial statements;

•	Separate audited historical consolidated financial statements and notes thereto of Quanta and its subsidiaries included in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 2, 2009;

•	Separate unaudited historical consolidated financial statements and notes thereto of Quanta and its subsidiaries included in Quanta’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, which was filed with the SEC on August 10, 2009;

•	Separate audited historical consolidated financial statements and notes thereto of Price Gregory and its subsidiaries included in Price Gregory’s Consolidated Financial Statements as of and for the eleven months ended December 31, 2008, which are included in this Current Report on Form 8-K/A;

•	Separate unaudited historical consolidated financial statements and notes thereto of Price Gregory and its subsidiaries included in Price Gregory’s Condensed Consolidated Financial Statements as of and for the six months ended June 30, 2009 and five months ended June 30, 2008, which are included in this Current Report on Form 8-K/A;

•	Separate audited historical consolidated financial statements and notes thereto of H.C. Price Company and its subsidiaries included in H.C. Price Company’s Combined Consolidated Financial Statements as of and for the one month ended January 31, 2008, which are included in this Current Report on Form 8-K/A; and

•	Separate audited historical consolidated financial statements and notes thereto of H.C. Price Company and its subsidiaries included in H.C. Price company’s Combined Consolidated Financial Statements as of and for the years ended December 31, 2007 and 2006, which are included in this Current Report on Form 8-K/A.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
(In thousands)

	June 30, 2009
		Price Gregory
	Quanta	Services,	Pro Forma			Pro Forma
	Services, Inc.	Incorporated	Adjustments	See Note 3		Combined

ASSETS

Current Assets:
Cash and cash equivalents	$524,356	$83,691	$(95,792)	(a	)	$335,546
			(128,041)	(b	)
			(6,335)	(c	)
			(2,333)	(d	)
			(40,000)	(e	)
Accounts receivable, net	723,711	151,922	—			875,633
Costs and estimated earnings in excess of billings on uncompleted contracts	49,007	104,615	—			153,622
Deferred construction costs	—	17,626	(17,626)	(f	)	—
Inventories	27,967	1,427	17,626	(f	)	47,020
Prepaid expenses and other current assets	64,767	23,692	—			88,459

Total current assets	1,389,808	382,973	(272,501)			1,500,280
Property and equipment, net	677,346	161,628	(7,439)	(g	)	831,535
Other assets, net	42,159	1,339	—			43,498
Other intangible assets, net	130,905	37,363	39,176	(h	)	207,444
Goodwill	1,363,200	144,745	14,075	(i	)	1,522,020

Total assets	$3,603,418	$728,048	$(226,689)			$4,104,777

LIABILITIES AND EQUITY

Current Liabilities:
Notes payable and current maturities of long-term debt	$2	$23,872	$(23,872)	(b	)	$2
Accounts payable and accrued expenses	364,514	145,750	2,973	(c	)	513,237
Billings in excess of costs and estimated earnings on uncompleted contracts	66,206	50,043	—			116,249

Total current liabilities	430,722	219,665	(20,899)			629,488
Long-term debt, net of current maturities	—	104,169	(104,169)	(b	)	—
Convertible subordinated notes, net	124,400	—	—			124,400
Deferred income taxes	84,758	60,687	12,377	(j	)	157,822
Insurance and other non-current liabilities	218,901	4,907	2,000	(k	)	225,808

Total liabilities	858,781	389,428	(110,691)			1,137,518

Commitments and Contingencies
Mandatorily redeemable preferred stock	—	82,332	(82,332)	(a	) (d)	—
Equity:
Common stock	2	1	—			3
Limited vote common stock	—	—	—			—
Additional paid-in capital	2,811,846	73,221	158,595	(a	)	3,043,662
Accumulated (deficit) earnings	(31,545)	192,187	(192,187)	(a	)	(40,853)
			(9,308)	(c	)

Accumulated other comprehensive income (loss)	(450)	(9,234)	9,234	(a	)	(450)
Treasury stock	(35,569)	—	—			(35,569)

Total stockholders’ equity	2,744,284	256,175	(33,666)			2,966,793
Noncontrolling interest	353	113	—			466

Total equity	2,744,637	256,288	(33,666)			2,967,259

Total liabilities and equity	$3,603,418	$728,048	$(226,689)			$4,104,777

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
(In thousands, except for per share information)

		One	Eleven
	Year Ended	Month Ended	Months Ended
	December 31,	January 31,	December 31,
	2008	2008	2008		Year Ended December 31, 2008
				Total
			Price Gregory	Price Gregory
	Quanta	H.C. Price	Services,	Services,	Pro Forma	See		Pro Forma
	Services, Inc.	Company	Incorporated	Incorporated	Adjustments	Note 4		Combined

Revenues	$3,780,213	$48,155	$1,336,532	$1,384,687	$—			$5,164,900
Cost of services (including depreciation)	3,145,347	41,065	1,061,325	1,102,390	11,943	(l	)	4,265,346
					5,666	(m	)

Gross profit	634,866	7,090	275,207	282,297	(17,609)			899,554
Selling, general and administrative expenses	309,399	4,248	41,834	46,082	(11,943)	(l	)	343,538
Amortization of intangible assets	36,300	—	11,464	11,464	23,556	(n	)	71,320

Operating income	289,167	2,842	221,909	224,751	(29,222)			484,696
Interest expense	(32,002)	(260)	(8,026)	(8,286)	8,286	(o	)	(32,002)
Interest income	9,765	373	2,048	2,421	(6,885)	(p	)	5,301
Loss on early extinguishment of debt	(2)	—	—	—	—			(2)
Other income (expense), net	342	—	—	—	—			342

Income before income taxes	267,270	2,955	215,931	218,886	(27,821)			458,335
Provision for income taxes	109,705	—	86,587	86,587	(9,698)	(q	)	186,594

Net income	157,565	2,955	129,344	132,299	(18,123)			271,741
Less: Net income attributable to noncontrolling interest	—	(15)	188	173	—			173

Net income attributable to controlling interests	157,565	2,970	129,156	132,126	(18,123)			271,568
Preferred stock dividends	—	—	3,666	3,666	(3,666)	(r	)	—

Net income attributable to common stock	$157,565	$2,970	$125,490	$128,460	$(14,457)			$271,568

Earnings per share attributable to common stock:
Basic earnings per share	$0.89							$1.45

Diluted earnings per share	$0.87							$1.36

Shares used in computing earnings per share:
Weighted average basic shares outstanding	178,033				9,408	(s	)	187,441

Weighted average diluted shares outstanding	196,975				10,940	(t	)	214,330

					6,415	(u	)

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
(In thousands, except for per share information)

	Six Months Ended June 30, 2009
		Price Gregory
	Quanta	Services,	Pro Forma			Pro Forma
	Services, Inc.	Incorporated	Adjustments	See Note 4		Combined
Revenues	$1,551,909	$660,198	$			$2,212,107
Cost of services (including depreciation)	1,296,996	517,973	5,256	(l	)	1,819,753
			(472)	(m	)

Gross profit	254,913	142,225	(4,784)			392,354
Selling, general and administrative expenses	146,573	21,580	(5,256)	(l	)	162,897
Amortization of intangible assets	9,812	2,729	2,135	(n	)	14,676

Operating income	98,528	117,916	(1,663)			214,781
Interest expense	(5,621)	(2,104)	2,104	(o	)	(5,621)
Interest income	1,709	(401)	(938)	(p	)	370
Other income (expense), net	234	(161)	—			73

Income before income taxes	94,850	115,250	(497)			209,603
Provision for income taxes	39,716	45,674	(194)	(q	)	85,196

Net income	55,134	69,576	(303)			124,407
Less: Net income attributable to noncontrolling interest	353	212	—			565

Net income attributable to controlling interests	54,781	69,364	(303)			123,842
Preferred stock dividends	—	2,667	(2,667)	(r	)	—

Net income attributable to common stock	$54,781	$66,697	$2,364			$123,842

Earnings per share attributable to common stock:
Basic earnings per share	$0.28					$0.60

Diluted earnings per share	$0.28					$0.59

Shares used in computing earnings per share:
Weighted average basic shares outstanding	198,365		9,408	(s	)	207,773

Weighted average diluted shares outstanding	198,431		10,940	(t	)	215,786

			6,415	(u	)

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS
Note 1—Basis of Presentation
     The unaudited pro forma combined condensed balance sheet as of June 30, 2009 combines the unaudited consolidated balance sheets of Quanta and Price Gregory as of June 30, 2009 and gives effect to the merger as if it occurred on June 30, 2009. The unaudited pro forma combined condensed statements of operations for the fiscal year ended December 31, 2008 and for the six months ended June 30, 2009 give effect to the merger as if it occurred on January 1, 2008.
     The unaudited pro forma combined condensed financial statements, which are referred to as the pro forma financial statements, are based on the historical financial statements of Quanta and Price Gregory and give effect to the acquisition of Price Gregory by Quanta under the acquisition method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments, including assumptions relating to the allocation of the consideration paid for the assets acquired and liabilities assumed from Price Gregory based on preliminary estimates of fair value. The final purchase price allocation will differ from the amounts reflected in the pro forma financial statements when remaining valuation procedures and fair value amounts are finalized.
     The pro forma adjustments are preliminary due to the recent closing of the merger and have been made solely for purposes of developing the pro forma financial statements for illustrative purposes. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements, as fair value analyses of intangible assets, property, plant and equipment and other balance sheet line items have not been finalized. The pro forma financial statements do not give effect to any potential cost savings or operating synergies that Quanta and Price Gregory expect to result from the merger, nor do they give effect to any costs to be incurred in integrating the two companies.
Impact of Retrospectively Applying Certain New Accounting Pronouncements
     Effective January 1, 2009, Quanta adopted two new accounting pronouncements: Financial Accounting Standards Board (FASB) Staff Position (FSP) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FASB Accounting Standards Codification (ASC) 470-20, Debt with Conversion and Other Options) and FSP Emerging Issues Task Force (EITF) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” (ASC 260, Earnings Per Share). ASC 470-20 required Quanta to bifurcate and separately value the debt and equity components of its convertible subordinated notes on its balance sheet. The recorded value of the equity component of the convertible notes is offset by the recognition of an adjustment to the carrying value of the convertible subordinated notes in the form of an original issuance discount which is amortized over the expected life of the convertible subordinated notes as a non-cash interest charge. As a result of the adoption of ASC 470-20, Quanta recorded a non-cash interest expense of $14.9 million ($9.6 million after-tax) for the year ended December 31, 2008. The additional non-cash interest expense in 2008 reduced its previously reported diluted earnings per share for the year ended December 31, 2008 from $0.88 to $0.87. Under ASC 260, Quanta is required to treat unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) as participating securities and for such awards to be included in the computation of both basic and diluted earnings per share. The adoption of ASC 260 did not have a material impact on basic and diluted earnings per share in 2008. As a result of retrospectively applying both of these accounting pronouncements, Quanta’s consolidated statement of operations for the year ended December 31, 2008 as presented herein has been retrospectively restated to reflect the impact of the adoption of these standards.

Revision of Previously Issued Quanta Services, Inc. Financial Statements
     During the third quarter of 2009, Quanta revised its historical financial statements for the correction of certain errors identified in its deferred tax asset and liability accounts during the years 2000 through 2004. These items were identified in connection with Quanta’s 2009 analysis of its tax basis balance sheet, whereby Quanta determined that certain deferred tax asset and liability accounts related primarily to goodwill impairments and certain bad debt expense transactions were misstated. The cumulative impact of these items from the period January 1, 2005 through June 30, 2009 was an understatement of deferred tax assets, an overstatement of deferred tax liabilities, an overstatement of accumulated deficit and an understatement of total stockholders’ equity. Quanta evaluated the impact of these items under the guidance in ASC 250-10 (SEC Staff Accounting Bulletin No. 99, “Materiality”) on each of the years affected between 2000 and 2004 and on a cumulative basis for all prior periods subsequent to 2004 and through December 31, 2008 and concluded the items were not material to any such periods. Management also evaluated the impact of correcting these items through a cumulative adjustment to Quanta’s 2009 financial statements and concluded that the impact would have been material to its interim results for the three and nine month periods ended September 30, 2009. As a result of these evaluations and based on the guidance within ASC 250-10 (SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”), Quanta revised its previously issued financial statements to reflect the cumulative impact of this correction. The following table presents the impact of this revision on Quanta’s June 30, 2009 balance sheet (in thousands):

	As Reported	Adjustment	As Revised
Prepaid expenses and other current assets	$60,851	$3,916	$64,767
Total assets	3,599,502	3,916	3,603,418
Deferred tax liability	92,001	(7,243)	84,758
Total liabilities	866,024	(7,243)	858,781
Accumulated deficit	(42,704)	11,159	(31,545)
Total stockholders’ equity	$2,733,125	$11,159	$2,744,284
Note 2 — Preliminary Purchase Price Allocation
     The purchase price allocation included in the pro forma financial statements is preliminary and is based on information that was available to management of Quanta and Price Gregory at the time the pro forma financial statements were prepared. Accordingly, the purchase price allocation will change and the impact of such changes could be material.
     Under ASC 805, Business Combinations, Quanta is treated as the acquirer of Price Gregory for accounting purposes. Accordingly, Quanta will allocate the purchase price paid to the fair value of the Price Gregory assets acquired and liabilities assumed. The allocation of purchase price is preliminary and subject to the final outcome of fair value analyses to be conducted over the next several months. In accordance with the acquisition method of accounting, the fair value of the Quanta common stock issued as part of the consideration transferred has been measured using the closing market price of Quanta common stock at the date control was obtained, which was October 1, 2009.
     The residual amount of the purchase price has been allocated to goodwill. The pro forma presentation presumes that the historical value of Price Gregory’s tangible assets and liabilities approximates fair value based upon Quanta’s initial evaluations, other than property and equipment, which has been preliminarily evaluated by a third party valuation expert. Based upon the preliminary reviews, the fair value of the Price Gregory’s property and equipment is estimated to be approximately $7.4 million lower than the historical book value. Actual amounts recorded when the acquisition accounting is completed may differ materially from the pro forma amounts presented herein. The following table presents Quanta’s preliminary allocation of purchase price to the fair value of assets acquired and liabilities assumed in connection with the acquisition of Price Gregory assuming the acquisition occurred on June 30, 2009 (in thousands):

Total Estimated Purchase Price:
Value of Quanta common shares issued to Price Gregory shareholders	$231,817
Cash payments to Price Gregory shareholders	95,792

Total consideration	$327,609

Preliminary Allocation of Purchase Price:
Current assets	$212,599
Property, plant and equipment	154,189
Other assets	1,339
Identifiable intangible assets(1)	76,539
Current liabilities	(195,793)
Deferred tax liability, net(2)	(73,064)
Other long-term liabilities	(6,907)
Noncontrolling interest	(113)
Goodwill(3)	158,820

Total estimated purchase price	$327,609

Estimated goodwill per above	$158,820
Historical Price Gregory goodwill	(144,745)

Pro forma goodwill adjustment	$14,075

(1)	Represents adjustments to record intangible assets at their estimated fair value including backlog ($36.7 million), trade names ($23.6 million), customer relationships ($12.7 million) and non-compete agreements ($3.5 million). Quanta estimated the fair value of these intangibles using the income approach, specifically the excess earnings method. Quanta’s excess earnings analysis consisted of discounting to present value the projected cash flows attributable to backlog, with assumptions for growth, customer contract renewals, rates of return and other assumptions.

(2)	Represents Price Gregory’s historical deferred tax liability and adjustments to record net estimated deferred income tax liabilities associated with the increase in the value of intangible assets (acquired intangible assets other than goodwill less Price Gregory’s historical intangible assets), and the decrease in carrying value of Price Gregory’s property and equipment to its estimated fair value.

(3)	Goodwill represents the excess of the purchase price over the net amount of the values assigned to assets acquired and liabilities assumed.
Note 3 — Unaudited Pro Forma Combined Condensed Balance Sheet
     (a) Represents adjustments to decrease cash and cash equivalents and increase equity as a result of the cash paid of approximately $95.8 million together with the issuance of 10,939,933 shares of Quanta common stock, valued at approximately $231.8 million, given as merger consideration in connection with the acquisition of Price Gregory. Also included are adjustments to reflect the elimination of Price Gregory’s mandatorily redeemable preferred stock and historical equity.
     (b) Represents the assumed repayment of Price Gregory’s outstanding indebtedness under its credit facility and notes payable as of June 30, 2009, which Price Gregory was required to repay prior to the acquisition date pursuant to the terms of the acquisition agreement.
     (c) Represents the impact of professional fees, severance costs, bonus costs and other non-recurring transaction charges associated with the acquisition. Transaction costs of $6.3 million have been reflected as a decrease to cash and cash equivalents as these amounts were paid on the acquisition date. Additional estimated transaction costs of $5.0 million and the associated payroll tax withholding costs of $0.5 million have been reflected as an increase to liabilities as these amounts had not been paid on the acquisition date. Accordingly, the net amount of $11.8 million has been reflected as an increase to the accumulated deficit in the unaudited pro forma combined condensed balance sheet. Due to the non-recurring nature of these items, they have been excluded from the unaudited combined condensed statements of operations. In addition, the increase to accounts payable and accrued expenses and decrease to accumulated deficit is offset by the effect of recording a $2.6 million pro forma adjustment to reduce current deferred tax liability as a result of recording a pro forma adjustment for Price Gregory’s severance and bonus expense. Accordingly, the $2.6 million has been reflected as an increase to the accumulated deficit in the unaudited pro forma condensed balance sheet. Due to the non-recurring nature of this item, it has been excluded from the unaudited combined condensed statement of operations.
     (d) Represents an adjustment to reduce cash as a result of the assumed payment of mandatorily redeemable preferred dividends accrued in the Price Gregory June 30, 2009 financial statements with respect to its mandatorily redeemable preferred stock.
     (e) Represents an adjustment to reduce cash and cash equivalents as a result of the payment of a $40.0 million dividend by Price Gregory to its stockholders on October 1, 2009 prior to the closing of the acquisition.
     (f) Represents an adjustment to reclassify the recorded value of deferred construction costs, which consists of consumable construction mats, to conform with Quanta’s presentation of current period consumable assets, which are included in inventory.
     (g) Represents an adjustment to decrease the recorded value of Price Gregory’s property and equipment to its estimated fair value.
     (h) Represents the net increase in the recorded value of Price Gregory’s intangible assets acquired to $76.5 million, from Price Gregory’s historical intangible assets of $37.4 million.
     (i) Represents the net increase in the recorded value of Price Gregory’s goodwill acquired to $158.8 million, from Price Gregory’s historical goodwill of $144.7 million
     (j) Represent an adjustment to reflect a net increase to deferred tax liability of $12.4 million resulting from tax effects associated with the fair market value write down of property and equipment, the elimination of Price Gregory’s historical intangible assets and the recording of intangible assets acquired by Quanta.
     (k) Represents an adjustment to record a liability for Price Gregory’s uncertain tax positions because Price Gregory was not required to adopt FIN 48 until December 31, 2009.
Note 4 — Unaudited Pro Forma Combined Condensed Statements of Operations
      (l) Represents adjustments to reclassify a portion of the historical Price Gregory bonus expense to cost of services from selling, general and administrative expenses to conform to Quanta’s accounting policies.
      (m) Represents adjustments to Price Gregory’s historical depreciation expense based on the assigned fair value of Price Gregory’s property and equipment at the acquisition date and revisions made to the estimated useful lives of Price Gregory’s property and equipment to conform with Quanta’s fixed asset policies. Net changes to depreciation expense for the pro forma period presented are the result of assuming a full year’s depreciation on all assets as though they were acquired as of the beginning of the pro forma period, as compared to historical depreciation expense which is directly impacted by the timing of when additions occurred throughout the income statement period.
     (n)  Represents adjustments to record the estimated incremental amortization expense on identifiable intangible assets over their respective useful lives. The amortization of the intangible assets is based upon the estimated consumption of the economic benefits of each intangible asset or on a straight-line basis if the pattern of the consumption of economic benefits cannot be reliably estimated. Backlog is amortized utilizing the estimated pattern of the consumption of the economic benefit over the weighted average estimated life of 0.7 years. Trade names are amortized on a straight-line basis over an estimated life of 30 years. Non-competition agreements are amortized on a straight-line basis over the periods in the underlying contracts, which are either two or five years, for a weighted average estimated life of 4.8 years. Customer relationships are amortized on a straight-line basis over an estimated life of 15 years. The pro forma amortization expense associated with the intangible assets acquired by Quanta as a result of the acquisition of Price Gregory is approximately $35.0 million for the year ended December 31, 2008. Price Gregory’s historical amortization expense of $11.5 million for the year ended December 31, 2008 associated with its intangible assets was eliminated as part of this pro forma presentation. The pro forma amortization expense associated with the intangible assets acquired by Quanta as a result of the acquisition of Price Gregory for the six months ended June 30, 2009 is approximately $4.9 million. Price Gregory’s historical amortization expense of $2.7 million for the six months ended June 30, 2009 associated with its intangible assets was eliminated as part of this pro forma presentation. Upon completion of the third party valuation of the intangible assets as of the acquisition date, there exists a possibility that the final fair values of the intangible assets and the methods of amortization may change from the preliminary estimates and methods used in this pro forma presentation.
     (o) Represents the elimination of Price Gregory’s historical interest expense of $8.3 million for the year ended December 31, 2008 and $2.1 million for the six months ended June 30, 2009 as a result of the assumed repayment of Price Gregory’s outstanding indebtedness under its credit facility and notes payable on January 1, 2008.
     (p) Represents the reduction of historical interest income for the year ended December 31, 2008 and for the six months ended June 30, 2009 as a result of the assumed repayment of Price Gregory’s outstanding indebtedness under its credit facility and notes payable on January 1, 2008, the $40.0 million cash dividend paid by Price Gregory to its stockholders on October 1, 2009 prior to the closing of the acquisition and the $95.8 million cash paid to the Price Gregory stockholders in conjunction with the closing of the acquisition. The interest income reduction was calculated using the weighted average rate of return on Quanta’s taxable investments for the year ended December 31, 2008 and for the six months ended June 30, 2009, multiplied by the average amounts outstanding of Price Gregory’s indebtedness under its credit facility and notes payable of approximately $252.2 million for the year ended December 31, 2008 and $269.2 million for the six months ended June 30, 2009.
     (q) Represents adjustments to record a tax provision in the pro forma combined statements of operations as a result of other adjustments impacting pro forma pre-tax income at the estimated statutory income tax rate of 39% for the combined company, and for the 2008 period, to record a tax provision for H.C. Price for the one month ended January 31, 2008 when it was an S corporation.
     (r) Represents the elimination of dividends on Price Gregory’s mandatorily redeemable preferred stock as a result of the assumed cancellation and retirement of these shares as of January 1, 2008 in connection with the acquisition.
      (s) Represents adjustments to increase weighted average basic shares outstanding by approximately 9.4 million shares related to the issuance of approximately 10.9 million shares of Quanta common stock as part of the merger consideration. Approximately 1.5 million shares of Quanta common stock issued in connection with the merger have been placed into an 18-month escrow account and, as a result of their restricted nature, have been excluded from pro forma adjustments to weighted average basic shares outstanding.
      (t) Represents adjustments to increase weighted average diluted shares outstanding by approximately 10.9 million shares related to the issuance of approximately 10.9 million shares of Quanta common stock as part of the merger consideration. Included within this adjustment are approximately 1.5 million shares of Quanta common stock issued in connection with the merger that were placed into an 18 month escrow account.
     (u) Reflects adjustments to Quanta’s historical diluted weighted average shares outstanding to include convertible shares associated with the assumed conversion of Quanta’s convertible subordinated notes based on the result of applying the if-converted method to calculations of pro forma diluted earnings per share. Net income used for computing diluted earnings per share has been adjusted for the addback of interest expense related to the assumed conversion of Quanta’s convertible subordinated notes, net of tax, of approximately $20.0 million for the year ended December 31, 2008 and $3.3 million for the six months ended June 30, 2009.
Note 5 — Unaudited Pro Forma Combined Earnings Per Share
     The following table provides the computational data used to determine the unaudited pro forma combined basic and diluted earnings per share presented for each period:

	Pro Forma Earnings
	per Share
	For the	For the Six
	Year Ended	Months Ended
	December 31, 2008	June 30, 2009
Unaudited pro forma combined net income attributable to common stock	$271,568	$123,842
Effect of convertible subordinated notes under the “if converted” method — interest expense addback, net of taxes	20,013	3,278

Net pro forma combined net income attributable to common stock for diluted earnings per share	$291,581	$127,120

Historical weighted average shares outstanding for basic earnings per share	178,033	198,365
Effect of Quanta common shares issued as part of merger consideration	9,408	9,408

Pro forma weighted average shares outstanding for basic earnings per share	187,441	207,773
Effect of escrow shares	1,532	1,532
Effect of dilutive stock options	342	66
Effect of convertible subordinated notes under the “if converted” method — weighted convertible share issuable	25,015	6,415

Pro forma weighted average shares outstanding for diluted earnings per share	214,330	215,786

Pro forma combined basic earnings per share attributable to common stock	$1.45	$0.60

Pro forma combined diluted earnings per share attributable to common stock	$1.36	$0.59

     The unaudited pro forma combined basic and diluted earnings per share do not purport to be indicative of the actual results that would have been achieved by the combined company for the periods presented or that will be achieved by the combined company in the future.